SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 24, 2010

WESTAR ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Kansas
(State or Other Jurisdiction of Incorporation)

1-3523		48-0290150
(Commission File Number)		(IRS Employer Identification No.)

818 South Kansas Avenue, Topeka, Kansas		66612
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (785) 575-6300

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sale of Equity Securities.

In the period between April 29, 2010 and May 28, 2010, Westar entered into forward sale transactions (the “Forward Transactions”) pursuant to the Master Confirmation for Forward Stock Sale Transactions, dated April 2, 2010, between Westar Energy, Inc. and The Bank of New York Mellon (filed as Exhibit 10.1 to the Form 8-K filed on April 2, 2010) and the Sales Agency Financing Agreement with BNY Mellon Capital Markets, LLC and The Bank of New York Mellon (filed as Exhibit 1.3 to the Form S-3 filed on April 2, 2010) in respect of an aggregate of approximately 1.4 million shares of Westar common stock.

In connection with the Forward Transactions, Westar did not receive any proceeds from the sale of borrowed shares of its common stock by BNY Mellon Capital Markets, LLC. Westar expects to receive proceeds from the sale of such shares, subject to certain adjustments, upon future physical settlement(s) of the Forward Transactions pursuant to the terms of the Master Confirmation for Forward Stock Sale Transactions.  If Westar elects to cash settle or net share settle the Forward Transactions, it may not receive any proceeds (in the case of cash settlement) or will not receive any proceeds (in the case of net share settlement), and it may owe cash (in the case of cash settlement) or shares of its common stock (in the case of net share settlement) to pursuant to the terms of the Master Confirmation for Forward Stock Sale Transactions.

The Forward Transactions were entered into pursuant to the terms of the letter dated October 6, 2003 submitted by Robert W. Reeder and Leslie N. Silverman to Paula Dubberly of the staff of the Securities and Exchange Commission (the “Staff”), to which the Staff responded in an interpretive letter dated October 9, 2003.  As required by such letter, the shares of Westar common stock sold by BNY Mellon Capital Markets, LLC to hedge the Forward Transaction were sold pursuant to an effective Westar registration statement (Registration No. 333-165889), which was filed on April 2, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTAR ENERGY, INC.

Date:	May 28, 2010	By:	/s/ Larry D. Irick
			Name:	Larry D. Irick
			Title:	Vice President, General Counsel and Corporate Secretary